(d)(1)(D)(i)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

August 14, 2015

Mr. Todd Modic

Directed Services LLC

1475 Dunwoody Drive

West Chester, PA 19380

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated May 1, 2015, as amended, between Voya Investors Trust and Directed Services LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fee for Voya Large Cap Value Portfolio (the “Portfolio”), effective as of the close of business on August 14, 2015.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the additional breakpoint to the annual investment management fee for the Portfolio, is attached hereto.

Please signify your acceptance to the modified breakpoints to the annual investment management fee for the aforementioned Portfolio by signing below.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Investors Trust

ACCEPTED AND AGREED TO:
Directed Services LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA INVESTORS TRUST

and

DIRECTED SERVICES LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
VY® BlackRock Inflation Protected Bond Portfolio	May 1, 2015	0.550% on first $200 million of assets; 0.500% on next $800 million of assets; and 0.400% thereafter

VY® Clarion Real Estate Portfolio	May 1, 2015	0.850% on first $200 million of assets; 0.800% on next $550 million of assets; and 0.750% thereafter

VY® DFA World Equity Portfolio	May 1, 2015	0.350% on all assets

VY® Franklin Income Portfolio	May 1, 2015	0.750% on the first $500 million of assets; and 0.700% thereafter

VY® Franklin Templeton Founding Strategy Portfolio	May 1, 2015	0.100% on all assets

Voya Large Cap Growth Portfolio	May 1, 2015	0.650% on the first $5.5 billion of assets; 0.620% on the next $1.5 billion of assets; 0.600% on the next $3 billion of assets; and 0.590% thereafter

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Large Cap Value Portfolio	Close of business on August 14, 2015	0.750% on first $500 million of assets; 0.700% on the next $1.5 billion of assets; and 0.650% thereafter

Voya Retirement Conservative Portfolio	May 1, 2015	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Growth Portfolio	May 1, 2015	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Moderate Growth Portfolio	May 1, 2015	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

Voya Retirement Moderate Portfolio	May 1, 2015	Direct Investments(1) 0.340% on assets Underlying Funds(2) 0.240% on assets

VY® T. Rowe Price International Stock Portfolio	May 1, 2015	0.640% on first $4 billion of assets; and 0.630% thereafter

(1)    “Direct Investments” shall mean assets which are not Underlying Funds.

(2)    “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.